Vopia Inc. Acquires Big Data Company Saqoia Corp.

NEW YORK, Feb. 17, 2016 (GLOBE NEWSWIRE) -- Today, Vopia Inc. (OTC:VOPA) have announced it has signed a purchase agreement to acquire proprietary software and all of the online portals owned by the big data company Saqoia Corp. Terms of the deal remain undisclosed, and payment will be made by issuing new shares in Vopia Inc. listed as OTCBB.  The closing date is set to 25 March 2016.  The financials of the deal have not yet been announced.

Vopia Inc. has already experienced vast success with their software, obtaining listings for over 40 million companies globally, with continued accomplishment and success already visible, it has firmly cemented its place alongside the best in the business information services sector.

As a global leader in business data and search technologies, Vopia Inc., will prepare to seek admission to the Nasdaq Capital Market with a listing in December 2016.  They are planning to expand further by making further acquisitions within the online lead generation space.  They are embarking on an exciting journey, with a clear vision which is to be the largest global providers of global business data.

The activities of Saqoia Corp. include specialized software to analyze web data, a number of online portals and search engines including Masterseek.com, Surb.com, Golta.com along with the dynamic and exciting new start-up called fastbase.com that focuses on global lead generation. The acquisition expands Vopia Inc. to a big player in big data, lead generation and search technologies.

In addition to the new business mapping app, during the spring, Vopia Inc. will be launching a new global business network dedicated exclusively to business owners, executives and business leaders.  This will be a key launch for the company, creating an exciting and much-needed alternative to LinkedIn where anyone can create a profile free of charge.

This highly lucrative acquisition of Saqoia will give Vopia Inc. direct access to over 850 million additional business contacts, along with providing a good platform on which to build new business networks.  Additionally, the company have launched a new global B2B marketplace which will take its stakes in the billion-dollar marketplace.  It is best described, how alibaba.com sits heavy on the Chinese market, Vopia Inc. will focus these efforts in new marketplaces across Europe, South America and the USA.

ABOUT VOPIA INC.
Vopia Inc. (OTC:VOPA), is a powerful search technology software and online platform that collects, merges and validates the best information from all across the web. The new Vopia innovative Business Mapping App allows customers to find what they are searching for with a business directory that pinpoints the positions of over 40 Million businesses globally. Utilizing the information provided by the support of our online community, we add millions of daily updates to mapped locations to provide detailed, accurate, and up-to-date maps.

CONTACT

Vopia Inc.

415 835-9463

investor@vopia.com

www.vopia.com

Source: Vopia Inc.

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